Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264145

ARES STRATEGIC INCOME FUND

SUPPLEMENT NO. 7 DATED AUGUST 22, 2023

TO THE PROSPECTUS DATED MAY 25, 2023

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated May 25, 2023 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to include the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 22, 2023 (the “Form 8-K”). The Form 8-K is attached to this Supplement as Appendix A.

Appendix A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 22, 2023

ARES STRATEGIC INCOME FUND

(Exact Name of Registrant as Specified in Charter)

Delaware	814-01512	88-6432468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY		10167
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01  Other Events.

Portfolio and Business Commentary

As of July 31, 2023, Ares Strategic Income Fund (the “Fund”) had investments in 179 portfolio companies with total fair value of approximately $1,198 million. As of July 31, 2023, based on fair value, the Fund’s portfolio investments consisted of 95% in first lien senior secured loans, 2% in second lien senior secured loans, 1% in collateralized loan obligations and 2% in preferred equity. All of the debt investments in the Fund’s portfolio were floating rates as of July 31, 2023. As of July 31, 2023, the ten largest industries in which the Fund was invested, represented as a percentage of fair value, were as follows:

As of
July 31, 2023
Industry
Software and Services	19.9%
Health Care Services	13.7%
Consumer Services	13.1%
Capital Goods	12.6%
Insurance Services	8.1%
Financial Services	5.6%
Commercial and Professional Services	5.0%
Media and Entertainment	3.5%
Materials	2.5%
Household and Personal Products	2.4%

Net Asset Value

The net asset value (“NAV”) per share of each class of the Fund as of July 31, 2023, as determined in accordance with the valuation policies and procedures of Ares Capital Management, LLC, the Fund’s investment adviser, was as follows:

NAV as of July 31, 2023
Class I	$27.01
Class S	$27.01
Class D	$27.01

As of July 31, 2023, the Fund’s aggregate NAV was approximately $879 million, the fair value of its portfolio investments was approximately $1,198 million, and it had approximately $179 million of debt outstanding. The Fund’s debt-to-equity leverage ratio as of July 31, 2023 was 0.20x.

Status of Offering

The Fund is currently publicly offering on a continuous basis up to $7.5 billion of its common shares, including Class I shares, Class S shares and Class D shares (“Common Shares”), pursuant to an offering (the “Offering”). Additionally, the Fund has sold unregistered shares as part of private offerings (the “Private Placements”). The following table lists the Common Shares issued and total consideration for both the Offering and the Private Placements as of the date of this filing. The table below does not include Common Shares issued through the Fund’s distribution reinvestment plan. The Fund intends to continue selling Common Shares in the Offering on a monthly basis.

(dollar amounts in millions)	Common Shares Issued	Total Consideration
Offering:
Class I	2,853,391	$77.1
Class S	2,393,854	$64.7
Class D	693,817	$18.7
Private Placements:
Class I	33,257,457	$870.1
Class S	—	$—
Class D	—	$—
Total*:	39,198,519	$1,030.6

* Amounts may not sum due to rounding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES STRATEGIC INCOME FUND

Date: August 22, 2023

	By:	/s/ JOSHUA M. BLOOMSTEIN
	Name:	Joshua M. Bloomstein
	Title:	General Counsel and Secretary

Please retain this Supplement with your Prospectus.